U.S. Geothermal Inc. Closes $20 Million Debt Financing
with Prudential Capital Group

                      Additional Debt of up to $30 Million Permitted

                      Provides Capital to Advance Development Pipeline and Pursue Strategic Acquisitions

BOISE, IDAHO – May 19th, 2016 - U.S. Geothermal Inc. (NYSE MKT: HTM) announced today that its wholly-owned subsidiary, Idaho USG Holdings LLC (the “Company”), closed on a $20 million debt facility from Prudential Capital Group. Under terms of the financing agreement, the Company has the option, without obligation, to issue additional debt, up to $50 million in aggregate within the next two years. The initial $20 million loan has a fixed interest rate of 5.8% per annum. The loan principal amortizes over twenty years, with a seven-year term. Principal and interest payments are made semi-annually.

The loan is collateralized with the Company’s ownership interest in the Neal Hot Springs and Raft River projects. The 22 MW Neal Hot Springs project is owned 60% by the Company and 40% by Enbridge. The 13 MW Raft River project is owned 95% by the Company and 5% by Goldman Sachs.

“This attractive debt facility strengthens our balance sheet and provides funds to support the development of our project pipeline and other opportunities that may become available in the next few years”, said Dennis Gilles, CEO of U.S. Geothermal. “We are also pleased to enhance our strategic relationship with Prudential, who is also the lender on our San Emidio project.”

“U.S. Geothermal has proven itself to be one of the leading developers and operators of geothermal projects”, said Wendy Carlson, Managing Director of Prudential Capital Group’s Energy Finance Group - Power. “We are excited to provide capital, which will in turn be used to support the Company’s growth prospects. This investment reflects our strategy of being a reliable provider of capital to high quality developers with proven track records in the North American power industry.”

Proceeds from the loan will be used to fund capital expenditures, payoff an existing 7.0% interest loan of approximately $1 million, increase the output at existing facilities, advance the development of our existing project pipeline, pursue strategic acquisitions, and for general corporate purposes.

Website: www.usgeothermal.com	NYSE MKT: HTM

Expanding Megawatt Output

US Geothermal has recently completed a number of steps to significantly expand its MW output:

  Acquired from Goldman Sachs the majority of their cash flow interest in and ownership of the Raft River geothermal project.
  Acquired three new, uninstalled binary power plants that can be deployed at both development and existing projects.
  Completed the drilling of well EC-2A at its El Ceibillo project in Guatemala, successfully intersecting a commercial geothermal resource.
  Received transmission interconnection approval from the California Independent System Operator for its Geysers Power Project.

In addition:

  In 2016 a second leg will be drilled on a production well at its Raft River Project. This is expected to add up to 3 MWs to its power output.
  The cooling system at the Neal Hot Springs project is planned to be modified to hybrid wet/dry cooling increasing annual average output by up to 3 MWs.

The Company has in place additional advanced development projects with an estimated aggregate 90MW at three sites in the western US and another site in Guatemala.

About U.S. Geothermal Inc.:
U.S. Geothermal Inc. is a leading and profitable renewable energy company focused on the development, production and sale of electricity from geothermal energy. The Company is currently operating geothermal power projects Neal Hot Springs, Oregon, San Emidio, Nevada and Raft River, Idaho for a total power generation of approximately 45 MWs. The Company is also developing an additional estimated 90 MWs of projects at: the Geysers, California; a second phase project at San Emidio, Nevada; at Crescent Valley, Nevada; and the El Ceibillo project located near Guatemala City, Guatemala. US Geothermal’s growth strategy is to reach 200 MWs of generation by 2020 through a combination of internal development and strategic acquisitions.

For more information, please visit our website at: http://www.usgeothermal.com

About Prudential Capital Group:
Prudential Capital Group has been a leading provider of private debt, mezzanine and equity securities to companies worldwide for more than 75 years. Managing a portfolio of $73.4 billion as of December 31, 2015, Prudential Capital offers senior debt and mezzanine capital, leveraged leases, credit tenant leases, and equipment finance to companies, worldwide. The global regional office network has locations in Atlanta, Chicago, Dallas, Frankfurt, London, Los Angeles, Milan, Minneapolis, Newark, N.J., New York, Paris and San Francisco. For more information, please visit http://www.prudentialcapitalgroup.com

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:
Saf Dhillon - Investor Relations
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Readers are cautioned to review the risk factors identified by the company in its filings with US and Canadian securities agencies. All statements, other than statements of historical fact, included herein, without limitation, statements relating to the future operating or financial performance, development schedules or estimated resources of U.S. Geothermal, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; interpretation of the results of well tests; project development; resource megawatt capacity; capital expenditures; timelines; strategic plans; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the availability of financing in the debt and capital markets; uncertainties involved in the interpretation of results of well tests; the need for cooperation of government agencies in the development and operation of properties; the need to obtain permits and governmental approvals; risks of construction; unexpected cost increases, which could include significant increases in estimated capital and operating costs; and other risks and uncertainties disclosed in U.S. Geothermal's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the United States Securities and Exchange Commission and Canadian securities regulatory authorities and in other U.S. Geothermal reports and documents filed with applicable securities regulatory authorities from time to time. Forward-looking statements are based on management’s expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management’s expectations, beliefs, or opinions, or other factors, should change.

The NYSE MKT does not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	390 E Parkcenter Blvd, Ste 250, Boise, ID 83706	208-424-1027
www.usgeothermal.com